UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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Dear GoDaddy Stockholders,
In connection with our 2021 annual meeting of stockholders to be held on June 2, 2021 ("2021 Meeting"), GoDaddy's Board of Directors ("Board") is recommending that stockholders vote:
•"FOR" the election of three nominees as directors
•"FOR" the Ratification of Auditors
•"FOR" an advisory vote to ratify Named Executive Officer Compensation
We are filing this supplemental information to ask for your support at the 2021 Meeting for the election of directors and in favor of ratifying the Named Executive Officer Compensation ("2021 Say on Pay proposal"). In deciding how to vote at the 2021 Meeting, we encourage you to carefully read the relevant portions of our Proxy Statement and consider this additional information regarding our executive compensation program, our stockholder outreach efforts, and responsiveness to stockholder concerns on the executive compensation program and corporate governance.
Our Board and our Compensation Committee have been, and will continue to be, responsive to stockholder concerns on executive compensation and corporate governance.
As discussed in our Proxy Statement, we engaged extensively with stockholders after our 2020 annual meeting of stockholders ("2020 Meeting") on several topics, including executive compensation, in order to directly solicit feedback regarding our 2020 Say on Pay proposal and to maintain open lines of communication with our stockholders.
These meetings in 2020 included stockholders representing approximately 64% of our outstanding shares. We wish to provide additional detail regarding the substance of those conversations, and the tangible changes made to our executive compensation programs in response to those conversations.
As Chairman of the Board, I personally participated in many of these meetings. Overall, I heard overwhelming support for the long-term incentive plan design changes we implemented at the beginning of 2020 and disclosed in our 2020 proxy statement. Stockholder concerns were limited to the structure and magnitude of our CEO's 2019 new hire equity award, the overlapping metrics we historically used in our short-term and long-term incentive programs, the absence of minimum equity ownership requirements for our executive officers, and the classified nature of our Board (unrelated to executive compensation).
Stockholders appreciated that the executive compensation changes we introduced in 2020 addressed their concern with respect to the overlapping metrics used in our short-term and long-term incentive program by:
•Shifting the performance stock units ("PSU") component of our long-term incentive program to a multi-year PSU award that vests based on achievement of a relative total stockholder return ("TSR") metric over a 3-year performance period; and
•Increasing the allocation of PSUs to 50% of each executive officer's annual equity award, in general.
These changes better align GoDaddy's practices with market best practices.
Stockholders also made clear their view that minimum equity ownership requirements for executive officers is considered a best practice. Prior to our 2020 Meeting, we had minimum equity ownership requirement for our non-employee directors only, and no such requirements were in place for our executive officers.
In response to this stockholder feedback and to further demonstrate our commitment to good corporate governance, we adopted stock ownership guidelines in September 2020 that now cover our executive officers. These guidelines provide that each of our executive officers is expected to attain a minimum equity interest ownership equal to two times (or six times, in the case of our CEO) his or her annual base salary (i) for existing executive officers, by December 31, 2025, and then throughout such officer's employment; and (ii) for any new executive officers, by the fifth anniversary of the date he or she commences employment, and then throughout such officer's employment.
Stockholders expressed appreciation for our efforts to address their feedback following the 2020 Meeting, as it relates to improving and enhancing our stock ownership guidelines.

Historically, we have received strong support for our executive compensation program and our annual Say on Pay proposal. We believe the steps that we took in 2020 fully respond to feedback from our stockholders about our executive compensation, and improve and enhance our executive compensation program for the future.
Lastly, the classified nature of our Board has been a topic of concern for stockholders. In acknowledgment of governance best practices, and in response to direct stockholder feedback in 2020, we intend to sunset the classified board beginning with the class of directors up for re-election in 2023. As we outlined in the Proxy Statement, this process will begin this year, with a formal proposal presented for Board approval. Upon approval by the Board, that proposal will be submitted to our stockholders for approval at our 2022 annual meeting of stockholders.
Accordingly, we ask that you vote in favor of the election of our directors and our 2021 Say on Pay proposal, based on the merits of our executive compensation program, our extensive outreach to stockholders and our meaningful response to your concerns.
Sincerely,
Charles J. Robel
Chairman of the Board